1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/apartment

October 2, 2009

Dear Stockholder,

Please be advised that our board of directors has approved an amendment and restatement of our Share Repurchase Plan, or the Amended and Restated Share Repurchase Plan. We have taken this step to: (1) clarify the criteria that we will use to determine a “qualifying disability” and (2) to extend the written notice requirement for repurchase requests in connection with a death or qualifying disability to one (1) year (this was formerly 180 days) after the death of a stockholder or stockholder’s qualifying disability.

The Amended and Restated Share Repurchase Plan also provides that if there are insufficient funds to honor all repurchase requests, pending requests will be honored among all requests for repurchase in any given repurchase period, as follows: first, pro rata as to repurchases sought upon a stockholder’s death; next, pro rata as to repurchases sought by stockholders with a “qualifying disability”; and, finally, pro rata as to other repurchase requests.

Additionally, the Share Repurchase Request form has been revised to require stockholders to provide the reason for their repurchase request and to acknowledge and represent that our board of directors has the sole discretion in administering all aspects of the Restated Share Repurchase Plan.

In accordance with the terms of the Share Repurchase Plan, we are required to provide our stockholders with 30 days advance written notice of amendments to the Share Repurchase Plan. This letter, along with the enclosed supplement to our prospectus dated October 2, 2009 (which includes the Amended and Restated Share Repurchase Plan as Exhibit D), serves as such notice. The Amended and Restated Share Repurchase Plan will thus become effective as of November 5, 2009. For more information regarding the amendments and details of the plan, please see the Amended and Restated Share Repurchase Plan.

Regards,

/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr.
Chief Executive Officer and President

Enclosure